Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Stock Yards Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-128809 and 33-96742 on Form S-8 and No. 33-96744 on Form S-3 of Stock Yards Bancorp, Inc. of our reports dated March 13, 2017, with respect to the consolidated balance sheets of Stock Yards Bancorp, Inc. and subsidiary (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting of Stock Yard Bancorp, Inc. as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Stock Yards Bancorp, Inc.

Our report dated March 13, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Stock Yards Bancorp, Inc. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the operating effectiveness of the Company’s control over the assessment of the appropriateness of loan grades used in the allowance for loan losses estimate, including the completeness and accuracy of the information used to assess the loan grades.

(signed) KPMG LLP

Louisville, Kentucky

March 13, 2017